EXHIBIT 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Shares of Beneficial Interest of Angel Oak Financial Strategies Income Term Trust, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.
The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
Date:  August 30, 2024

CASTLE CREEK FUND, L.P. By Castle Creek Partners, LLC, its General Partner /s/ Fred Goldman By: Fred Goldman Its: Manager
CASTLE CREEK PARTNERS, LLC /s/ Fred Goldman By: Fred Goldman Its: CFO
/s/ Daniel Asher Daniel Asher
AFO BLACKBERRY LLC /s/ Fred Goldman By: Fred Goldman Its: Treasurer
AFOB FIP MS, LLC /s/ Fred Goldman By: Fred Goldman Its: Treasurer
EQUITEC PROPRIETARY MARKETS, LLC /s/ Fred Goldman By: Fred Goldman Its: CFO
OAKMONT INVESTMENTS, LLC /s/ Fred Goldman By: Fred Goldman Its: CFO
SPHINX TRADING LP /s/ Fred Goldman By: Fred Goldman Its: CFO